Exhibit 99.1

Contacts:

Tripos, Inc.

Dr. John McAlister

President and Chief Executive Officer

(314) 616-4473

johnmc@tripos.com

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

June 21, 2007

Tripos Receives NASDAQ Notification Regarding Listing Deficiency

ST. LOUIS — June 21, 2007 — Tripos, Inc. (NASDAQ: TRPS), announced today that on June 15, 2007, it received a letter from the Nasdaq Listing Qualifications Department advising the company that in view of the consummation on June 6, 2007, of the sale of Tripos’ principal operating subsidiary, Tripos Discovery Research Ltd., Nasdaq staff finds that Tripos is not currently engaged in an active business operation and is therefore a “public shell.” The letter further notified Tripos that, in accordance with Nasdaq Marketplace Rule 4300, this finding serves as an additional basis for delisting Tripos’ securities from The Nasdaq Stock Market.

As previously disclosed, Tripos has requested a hearing before a Nasdaq Listing Qualifications Panel, which hearing has been scheduled for June 28, 2007, to discuss Tripos’ continued listing. According to the letter, the panel will consider the status of Tripos as a “public shell” in rendering a determination regarding Tripos’ continued listing on The Nasdaq Global Market.

Tripos is actively engaged in pursuing the option of having its stock listed on the OTC Bulletin Board® at the time its stock ceases to trade on The Nasdaq Global Market. If this proves unfeasible, Tripos stock may continue to be quoted on the Pink Sheets through Pink Sheets® LLC. If neither quotation system is available to Tripos stockholders, the company will close its stock transfer books.

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Tripos Receives NASDAQ Notification Regarding Listing Deficiency	Page 2

General

This press release contains forward-looking statements concerning, among other things, the company’s future prospects, including: (1) the company’s ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (2) the extent of and uncertainties associated with the company’s ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carryforwards; and (3) the company’s ability to distribute any remaining cash to its stockholders. These statements are based upon numerous assumptions that the company cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitations, those factors set forth in the company’s Form 10-K for the fiscal year ended Dec. 31, 2006, and from time to time in the company’s periodic filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.